Exhibit 99.2

ASXC Fourth Quarter 2023 Earnings Call Transcript

Forward Looking Statements - Mark Klausner

Good afternoon, everyone, and thank you for joining us for the Asensus Surgical fourth quarter and full year 2023 business and financial update conference call. On the call with me today are Anthony Fernando, President and Chief Executive Officer; and Shameze Rampertab, Chief Financial Officer.

Before we begin, I would like to caution listeners that certain information discussed by management during this conference call, including any guidance provided, are forward-looking statements covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company's business, including any geopolitical factors beyond our control. The company undertakes no obligation to update the information provided on this call. For a discussion of risks and uncertainties associated with the Asensus Surgical business, I encourage you to review the company's filings with the Securities and Exchange Commission, including the 2023 Form 10-K expected to be filed today and any other filings we make with the SEC.

During this call, we will also present certain non-GAAP financial information related to adjusted net loss attributable to common stockholders and the adjusted net loss per common share attributable to common stockholders. Management believes that these non-GAAP financial measures, taken in conjunction with US GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of the company's core operating results. Management uses non-GAAP financial measures to compare our performance relative to forecast and strategic plans, to benchmark outperformance externally against competitors and for certain compensation decisions. Reconciliations from US GAAP to non-GAAP results are presented in the tables accompanying our earnings release, which can be found in the Investor Relations section of our website.

With that, it's my pleasure to turn the call over to Asensus Surgical's President and Chief Executive Officer, Anthony Fernando.

CEO Introductory Section – Anthony Fernando

Thanks Mark and thank you all for being with us today. To start, I'll give a summary of our recent performance and notable accomplishments in 2023. Then, Shameze will dive into our financial results. Following that, I'll discuss our focus areas for 2024, and finally, we'll open the floor for any questions you may have.

I am pleased with the progress we've made throughout 2023 and the solid foundation we've built for the future. We continued to drive greater adoption and utilization of both Senhance and the ISU, while at the same time making significant progress towards the development of our next generation LUNA surgical system.

Growing procedure volumes remains a critical factor as we seek to refine and enhance our digital surgery capabilities. Globally, over 3,550 procedures were performed using the Senhance System in 2023, marking a 13% increase from 2022. During the fourth quarter, we saw over 835 Senhance procedures performed across a variety of specialties globally. As we continue to gather surgical data, our machine learning engine improves, enabling us to provide valuable clinical insights to surgeons through the ISU.

A testament to this, last month, we announced the completion of more than 1,000 successful cases each, at three hospitals: Evangelisches Krankenhaus Wesel in Germany, Klaipeda University Hospital in Lithuania and Presidential Clinic Astana in the CIS region. Another encouraging trend we’ve observed is at Idar-Oberstein Hospital, where, in just four months since the program's initiation in November 2023, they have completed over 110 cases. These achievements underscore the growing acceptance and confidence in Senhance, and how our customers are realizing the value Senhance brings to the OR.

Due to the increased procedure volumes, our TRUST registry now includes data from over 3,200 patients, with a growing number of cases which has been aided by the continued expansion of sites participating in the registry.

Additionally, during the year, nine peer-reviewed clinical papers were published, including a paper exploring surgeon stress levels using Senhance. Led by TRUST investigators, this study compared stress levels between surgeons using Senhance and traditional laparoscopic surgery. After analyzing 350 procedures, the research found that Senhance users experienced lower overall stress levels compared to laparoscopic surgeons due to reduced physical demands and distractions during procedures.

Moving to new program initiations, we initiated five new Senhance programs in the fourth quarter, including one in Germany, one in Romania, two in the CIS region and one in Japan at Nagoya University Hospital, bringing the total for the year to eight. One of these program initiations was to a pediatric hospital in Romania, representing the 6th hospital to be leveraging the Senhance for pediatric procedures. With specialized 3mm and 5mm instruments, the Senhance Surgical System is uniquely designed for the delicate nature of pediatric procedures. As more pediatric surgeons recognize Asensus's unique system design, which not only preserves minimally invasive surgery but also advances laparoscopy and robotics with digital surgery solutions, we expect interest in Senhance and the ISU for pediatric applications to continue to grow. We're committed to meeting this rising demand in the pediatric market.

To wrap up, I'm pleased with the progress we've achieved in the fourth quarter and continue to build on the groundwork for sustained success. I'll now pass the floor to Shameze for a financial update.

Financials - Shameze Rampertab

Thanks, Anthony. Turning to the fourth quarter, for the three months ended December 31, 2023, the company reported revenue of $5.4 million as compared to revenue of $2.5 million in the three months ended December 31, 2022. Revenue in the fourth quarter of 2023 included $3.6 million in system revenue, $1.0 million in instruments and accessories, $0.5 million in lease revenue, and $0.3 million in services.

For the three months ended December 31, 2023, total operating expenses were $17.2 million, as compared to $18.3 million in the three months ended December 31, 2022.

For the three months ended December 31, 2023, net loss attributable to common stockholders was $17.2 million, or $0.07 per share, as compared to a net loss attributable to common stockholders of $17.9 million, or $0.08 per share, in the three months ended December 31, 2022.

For the three months ended December 31, 2023, the adjusted net loss attributable to common stockholders was $17.5 million, or $0.07 per share, as compared to an adjusted net loss of $16.7 million, or $0.07 per share, in the three months ended December 31, 2022.

Adjusted net loss is GAAP net loss, adjusted for the following items; amortization of intangible assets, change in fair value of contingent consideration, property and equipment impairment, and change in fair value of warrant liabilities, all of which are non-cash charges. Adjusted net loss attributable to common stockholders is a non-GAAP financial measure. Reconciliation from GAAP to non-GAAP measures can be found in our earnings release.

Turning to the balance sheet. The company had cash, cash equivalents, and short-term investments, excluding restricted cash of approximately $21.1 million as of December 31, 2023. In the third quarter of 2023, we initiated a cash burn reduction plan to streamline expenses. As a result of the plan, we saw a cash burn decrease in the fourth quarter and into the first quarter. Based on the recent financing and our current operating plan, we project that available cash will now sustain operations until early June 2024.

I'll turn the call back over to Anthony.

CEO Conclusion - Anthony Fernando

Thanks, Shameze.

We wanted to provide an update on what lies ahead at Asensus in 2024.

Starting with LUNA - in December, we hosted a Surgeon Lab in Research Triangle Park, North Carolina to conduct an in vivo evaluation of LUNA’s hardware, software and instruments in porcine models. The lab allowed nine participating surgeons to evaluate the system's functionality in thirteen different procedures across gynecology, urology, and general surgery. The Surgeon Lab highlighted LUNA's notable range of motion and instrument dexterity, essential for precise surgical maneuvers. Surgeons also appreciated the strength and reliability of the 5mm TrueWrist instrument line, offering versatility with different instrument types. Additionally, they found the ergonomic design of the LUNA surgeon console and easy patient access to be noteworthy features. The positive feedback from participating surgeons underscores our dedication to developing and delivering a surgical robotic platform that exceeds expectations. Insights gathered during this evaluation will aid in refining the system design, bringing us closer to a finalized product.

For a closer look at the Surgeon Lab and insights from the participating surgeons, a video is available on our investor relations website. The video provides an overview of the LUNA system's features, demonstrating its range of motion, instrument strength, and ergonomic benefits.

In order to conserve capital, we are adjusting our development timeline. This decision allows us to maintain fiscal stability while still advancing towards key milestones for LUNA. We now intend to freeze the system's design in Q3 2024, and conduct verification and validation testing in Q4 2024. Subsequently, we will initiate pilot manufacturing and prepare for regulatory submissions. The submission is now expected in the second half of 2025, with clearance anticipated in the first half of 2026, followed by a launch thereafter. As we have shared before, we are following a clear and defined regulatory pathway for LUNA. Drawing from our interactions with the FDA, and our proven success in submissions for Senhance, we anticipate following a Traditional 510(k) pathway in the U.S., rather than the more rigorous de novo pathway, which we believe will save both time and costs.

Additionally, we have some important LUNA digital solutions milestones to highlight in the near term. By Q2 2024, we aim to integrate several new features into our digital platform, including advanced analytical tools with multi-point and plane measurement functions, innovative training and communication tools with Telestration capabilities, and enhanced safety features.

Furthermore, we're striving to conduct prototype testing for our digital features within the same timeframe. Surgeon advisors will give us valuable feedback on functionality and user experience, helping us ensure that our digital solutions are user-friendly and effective.

In parallel, we're planning to launch our Customer Portal Website globally during Q2 2024. This platform will be accessible to all Senhance users with Asensus Cloud connectivity, providing useful resources like procedure-specific data, statistics, and downloadable or shareable videos. It's a significant step forward in improving collaboration and accessibility within our user community.

Turning to our ongoing ISU development efforts, our primary goal for the year is to ramp up manufacturing for the future ISU hardware with our partners. Additionally, we're working on completing the design for two ISU configurations and expect that we will be finalizing the hardware by the second quarter of 2024. These configurations include the LUNA ISU, which supports a robotic platform configuration, and the Standalone ISU, aimed at enhancing laparoscopic procedures. These configurations will offer flexibility and efficiency to meet various surgical needs and preferences.

Regarding Senhance initiations, we intend to initiate 8 to 10 new programs in 2024. Additionally, we expect procedure volume growth for 2024 to track close to 15 to 20% growth over 2023. The data gathered from the TRUST registry during these procedures has been immensely valuable, and with the adoption of ISU by more sites in the coming months, our data pool will expand further. This data collection from the TRUST registry and independent studies plays a vital role in bridging Senhance and LUNA. Additionally, we aim to enhance our cloud data architecture, leveraging Google Cloud’s advanced technologies to provide surgeons with real-time intraoperative clinical intelligence. This initiative has the potential to achieve superior outcomes for patients.

Looking ahead to 2024, we're optimistic about reaching important milestones in the coming quarters. Our LUNA Surgical System remains our primary focus in the year. Additionally, we're dedicated to expanding Senhance adoption, increasing utilization, advancing clinical evidence, and enhancing our digital capabilities. We sincerely appreciate the hard work and dedication of our global team in bringing these innovations to life, underscoring our commitment to advancing surgical technology and improving patient outcomes.

With that, we would now like to open the line for questions.

Q&A

Operator

Your first question comes from Ross Osborn from Cantor Fitzgerald. Your line is now open.

First Question – Ross Osborn

Hey, guys. Thanks for taking the questions. I’m going to apologize for the background noise; traveling today. But starting off, would you walk through your thoughts around financing in terms of size and structure to keep the Company going past June? Then as a follow-up, where were you able to cut costs during the fourth quarter and has burn improved during the first quarter?

Response – Anthony Fernando

Hey, Ross. Thanks for the question. I think as we noted on the cash, we ended the fourth quarter with $21 million in cash. Obviously, for capital raise and cash, we are exploring several options, including equity, non-dilutive transactions, licensing agreements. We will look to execute something, obviously, that's in the best interest of the Company and the shareholders. That's the plan.

Then on the cost, it came out from several areas. Some on the R&D front, which is why we had to shift the time lines for LUNA development and also from all the other functions. It was across the company, streamlining of expenses and our planned budgets.

Question – Ross Osborn

Okay. Understood. Then just one more question, if I may. Assuming financing comes through as needed, the story is obviously going to be about LUNA, at that point. How much capital do you think you'll need to raise to successfully develop and then commercialize LUNA, especially given the cuts over the past couple of quarters?

Response – Anthony Fernando

Ross, I think you can work through the burn based on what we've done before the previous quarters, and that's the trajectory that we need to continue to intersect with the time lines that we have outlined. We have the right—we have the team in place, and then we've been doing all the right things to get to where we need to. Now it's just a matter of time purely for execution. I'm sure you can work up the numbers based on historical burn and that will continue on through to regulatory approval.

Question – Ross Osborn

Understood. Thanks for taking my questions.

Response – Anthony Fernando

Thank you, Ross.

Operator

Your next question comes from RK Ramakanth from H.C. Wainwright. Your line is now open.

Question – RK Ramakanth

Thank you. Good afternoon, Anthony and Shameze. Looking at your past history and how you've been able to add new initiations year-after-year. Have you understood how the market is working for you in the sense because you certainly managed to get your eight to 10 initiations, but in terms of trying to get better than that, what needs to be done? Also, how are you thinking of managing the growth of the procedure volumes as well?

Response – Anthony Fernando

Okay. Thank you for the question. I'll take the two parts; I'll take the latter part first. With respect to procedures, some of the sites are mature sites that have seen the benefit of Senhance in terms of efficiency and cost and familiarity with laparoscopy and their training. That is driving increased usage at some of the mature sites. Then some of the newer sites have seen this, and they are trying to mimic that kind of performance and obviously, over the years we've also gained a significant amount of experience about how best to stand up a site and drive volume at a specific site efficiently. All of that's playing through quite nicely for us to continue to grow utilization. Like I've said before, if we look at the trend of utilization on a per system basis, globally, that has been increasing year after year after year. It's not just the new systems doing more cases. That's one part.

The second part, driving Senhance adoption in terms of systems, pediatrics has been helping us quite a bit because we are seeing really good interest in pediatrics in Japan, in Europe and even in the U.S. Like last year, this time we had maybe one or two pediatric sites, now we are up to six and we anticipate that to continue to grow. Also the other sites that are working with us, they want economics to be responsible in terms of procedure costs and where there is a priority for cost. Obviously, we have a proven track record there. We are able to work together. Those are the two things I would say that we continue to be able to do that. Obviously, it will continue to grow beyond that once we get further ahead.

Question – RK Ramakanth

Okay. Thank you for that. Then in terms of the ISU, and trying to come up with these two novel configurations, I'm just trying to understand what the development time line on this and how do you plan to commercialize this at the end of the day?

Response – Anthony Fernando

Yes, okay. The two configurations, obviously, we have the first generation ISU on the market today. We are in the process of developing the second generation ISU and one version of that will be part of LUNA, that is the robotic version of the ISU. It will have some of the features that we currently have and continue to evolve in terms of performance, features, applications and so on that are related to robotic platform, robotic manipulation.

The second version of the new ISU primarily for stand-alone use on laparoscopy without a robot. We have seen interest in that area, and we are going to continue to build some of the applications that are relative and relevant to non-robotic surgery. As for commercialization, I think there are multiple ways that and again, several options are being explored. Do we do it ourselves and other partnership opportunities for us to leverage other commercial infrastructure to be able to gain adoption.

That's the commercial part is exploratory, but we know there is a need for this, and we have the clear regulatory pathway and also the features relatively well developed. That's the reason why we decided that we're going to go down two pathways and be able to offer these not only for robotic but also stand-alone use.

Question – RK Ramakanth

Okay. Thanks. Thank you for taking my questions.

Response – Anthony Fernando

Thank you, RK

Operator

There are no further questions at this time. I will now hand the call back to Anthony Fernando for closing remarks.

Anthony Fernando

Thank you operator. Thank you everyone for joining today’s call, and we look forward to updating you on our progress throughout the year.

Operator

Ladies and gentlemen, this concludes today's conference call. Thank you for joining. You may now disconnect.